QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.2

News Release
NYSE:NOR

Contacts:

Media:
Roger Schrum
605-978-2848
roger.schrum@northwestern.com

NORTHWESTERN SIGNS AGREEMENT FOR SALE OF EXPANETS, INC.

        SIOUX FALLS, S.D.—Sept. 15, 2003—NorthWestern Corporation (NYSE:NOR) today announced that its communications services subsidiary, Expanets, Inc., has signed a definitive agreement to sell substantially all of its assets to Cerberus Capital Management, L.P., and TenX Capital Management, Inc.

        Under the terms of the transaction, substantially all of the assets of Expanets will be sold for $107.5 million in cash, less the amount of debt and capitalized leases assumed, plus a contingent note that, depending on operating results after the closing, will pay up to an additional $27.5 million in principal amount. The cash amount is subject to an adjustment based on the net current assets of Expanets transferred at closing. The transaction is structured to permit a 45-day auction to be administered by Bear, Stearns & Co. under which NorthWestern may seek topping bids using defined auction procedures.

        Expanets was not included in NorthWestern's Chapter 11 reorganization filing on Sept. 14, 2003, and the sale agreement was entered into prior to the Chapter 11 filing. Expanets will continue operations in the ordinary course of business until the transaction is closed, which is anticipated to occur in the fourth quarter of 2003. The agreement is subject to customary closing conditions, including regulatory approvals.

        Cerberus Capital Management and its affiliates manage funds and accounts with capital in excess of $9 billion. TenX Capital Management is a private equity firm with investments in a select group of middle-market technology, communications and business services companies. Expanets is a nationwide provider of networked communications and data services to small and mid-sized businesses.

        According to Gary G. Drook, NorthWestern's President and Chief Executive Officer, the sale of Expanets is an important part of NorthWestern's Chapter 11 reorganization, as the Company has been pursing the sale of its nonutility subsidiaries, which include Expanets and Blue Dot, the Company's heating, ventilation and air conditioning business.

        "The objective of our reorganization is to divest our nonutility businesses, restructure our debt and emerge as a financially stable energy company," Drook said. "We believe the sale of Expanets will be beneficial for both NorthWestern's restructuring and Expanets' ongoing business, clients, manufacturing partners and employees."

        "We are excited at the prospect of becoming an independent company with significant resources behind us," said Chris Younger, Expanets' President. "The transaction will remove the uncertainty associated with NorthWestern's financial situation, give us financial backing of one of the largest private investment firms in the United States, and, most importantly, allow Expanets' 3,000 associates to focus on delivering our unique value proposition to our clients and manufacturing partners throughout the country."

About Cerberus Capital Management, L.P.

        Cerberus and its affiliates manage funds and accounts with capital in excess of $9 billion. Cerberus focuses its investment efforts on debt and equity of middle-market companies exhibiting the potential for business improvement. The funds and accounts managed by Cerberus have holdings in the United States and throughout the world.

About Expanets

        Expanets is a nationwide provider of networked communications and data services to small and mid-sized businesses. While national in scope, Expanets delivers local service and solutions through its team of more than 3,000 associates based in more than 100 offices throughout the U.S. Its broad portfolio is based on its strategic relationships with industry-leading manufacturers, service providers, carriers and application developers. More information can be found on the Company's Web site at www.expanets.com.

About NorthWestern

        NorthWestern Corporation is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 598,000 customers in Montana, South Dakota and Nebraska. NorthWestern also has investments in Expanets, Inc., a nationwide provider of networked communications and data services to small and mid-sized businesses, and Blue Dot Services Inc., a provider of heating, ventilation and air conditioning services to residential and commercial customers. More information can be found on the company's Web site at www.northwestern.com.

# # #

QuickLinks

  EXHIBIT 99.2